Exhibit 5.1

June 27, 2011

Viking Systems, Inc.
134 Flanders Road
Westborough, MA  01581

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as counsel for Viking Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended, up to 16,278,805 shares of its common stock, par value $0.001 per share, which includes (i) 12,000,000 shares of its common stock (the “Shares”), and (ii) 4,278,805 shares of its common stock (the “Warrant Shares”) issuable upon the exercise of warrants with an exercise price of $0.25 and an expiration date of May 10, 2016 (the “Warrants”), that may be sold from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, I have examined the Company’s Certificate of Incorporation, as Amended, its Bylaws, and such other records of the corporate proceedings of the Company and certificates of the Company’s officers as I deemed relevant, as well as the Registration Statement and the exhibits thereto.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based on the foregoing, and subject to the limitations set forth below, I am of the opinion that the Shares are duly and validly issued, fully paid and non-assessable shares of the common stock.

I am also of the opinion that the Warrants have been duly authorized and, if and when the Warrants are exercised, provided that the Warrants are issued and delivered by the Company pursuant to the terms of the Warrants and as described in the Registration Statement, the Warrant Shares issued upon exercise of the Warrants will be duly and validly issued, fully paid and non-assessable shares of the common stock.

My opinion is limited to the General Corporation Law of the State of Delaware (including the statutory provisions and reported judicial decisions interpreting those laws) and federal securities laws of the United States and I express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares and the Warrant Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

I understand that you wish to file this opinion as an exhibit to the Registration Statement, and I hereby consent thereto.

Regards, /s/ Amy M. Trombly, Esq. Amy M. Trombly, Esq.

cc:           Robert Mathews, Chief Financial Officer